CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated August 20, 2019, relating to the financial statements and financial highlights of Hotchkis & Wiley Capital Income Fund and Hotchkis & Wiley High Yield Fund, each a series of Hotchkis & Wiley Funds, appearing in the Annual Report on Form N-CSR of Hotchkis & Wiley Funds for the year ended June 30, 2019, and to the references to us under the headings “Additional Information About the Funds,” “Experts,” and “Appendix D: Financial Highlights,” in the Information Statement/Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
May 15, 2020